================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION
                                PROXY STATEMENT
        PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:
[ ] PRELIMINARY PROXY STATEMENT
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X] DEFINITIVE PROXY STATEMENT
[ ] DEFINITIVE ADDITIONAL MATERIALS
[ ] SOLICITING MATERIAL PURSUANT TO SEC. 240.14A-11(C) OR SEC. 240.14A-12
                            ------------------------

                           BURLINGTON RESOURCES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
 [X] No fee required
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                           CALCULATION OF FILING FEE
--------------------------------------------------------------------------------

                                                   PER UNIT PRICE OR
                                                    OTHER UNDERLYING
                                                  VALUE OF TRANSACTION
                                                        COMPUTED
  TITLE OF EACH CLASS OF    AGGREGATE NUMBER OF       PURSUANT TO        PROPOSED MAXIMUM
   SECURITIES TO WHICH      SECURITIES TO WHICH         EXCHANGE        AGGREGATE VALUE OF        TOTAL FEE
   TRANSACTION APPLIES:     TRANSACTION APPLIES:     ACT RULE 0-11:        TRANSACTION:             PAID
--------------------------  --------------------  --------------------  -------------------  -------------------
----------------------------------------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid:                   Filing Party:

    Form, Schedule or
    Registration Statement No.:               Date Filed:

================================================================================

                          [BURLINGTON RESOURCES LOGO]

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held March 26, 1998

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Burlington Resources Inc. will be held on Thursday, March 26, 1998, at 9:00 a.m. in the Ambassador Room, The Sheraton Hotel, 1919 Briar Oaks Lane, Houston, Texas, for the following purposes:

     1.  To elect 12 directors, each to hold office for a term of one year.

     2. To transact any other business which may be properly brought before the meeting.

     Only stockholders of record at the close of business on January 30, 1998 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                           By Order of the Board of Directors

                                                   WENDI S. ZERWAS
                                                 Corporate Secretary

February 19, 1998

                           BURLINGTON RESOURCES INC.
                                5051 WESTHEIMER
                           HOUSTON, TEXAS 77056-2124

                                                                   Mailing Date:
                                                               February 19, 1998

                                PROXY STATEMENT

     The enclosed proxy is solicited by the management of Burlington Resources Inc. (the "Company") for use at the Annual Meeting of Stockholders on March 26, 1998. Shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company represented by a properly executed proxy in the accompanying form will be voted at the meeting. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, or by signing and delivering a proxy which is dated later, or, if the stockholder attends the meeting in person, by giving notice of revocation to the Inspectors of Election at the meeting.

     January 30, 1998 was the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 176,839,857 shares of Common Stock, which is the Company's only class of voting securities. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of Directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions are counted in the number of shares present in person or represented by proxy and entitled to vote for purposes of determining whether a proposal has been approved, whereas broker nonvotes are not counted for those purposes.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors of the Company held eight meetings during 1997. The standing committees of the Board of Directors include an Audit Committee and a Compensation and Nominating Committee. The Audit Committee held two meetings during 1997. This Committee recommends the employment of the Company's independent auditors and reviews with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and competency of control personnel. The Compensation and Nominating Committee met five times during 1997. This Committee reviews and recommends to the Board of Directors the compensation and promotion of senior officers, the size and composition of the Board of Directors and nominees for Directors, and any proposed employee benefit plans. This Committee also grants stock options and other forms of long-term incentive compensation. During 1997, all Directors attended at least 75 percent of the meetings of the Board of Directors and the committees thereof.

     The Compensation and Nominating Committee will consider proposals for nominees for Directors from stockholders which are made in writing to Ms. Wendi
S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124.

                         STOCK OWNERSHIP OF MANAGEMENT
                           AND CERTAIN OTHER HOLDERS

     The following table sets forth information about the only known beneficial owners of more than 5% of the Company's Common Stock. This information is based solely on Schedules 13G filed by such beneficial owners with the Securities and Exchange Commission.

                 NAME AND ADDRESS OF                    NUMBER OF      PERCENT
                   BENEFICIAL OWNER                       SHARES       OF CLASS
                 -------------------                    ----------     --------
FMR Corp., Edward C. Johnson 3d and Abigail P.
  Johnson.............................................  24,772,894(1)   14.01%
  82 Devonshire Street
  Boston, Massachusetts 02109
Wellington Management Company, LLP....................  10,622,700(2)    6.01%
  75 State Street
  Boston, Massachusetts 02109
Vanguard/Windsor Fund, Inc............................  10,338,800(3)    5.85%
  P.O. Box 2600
  Valley Forge, Pennsylvania 19482

---------------

NOTES

(1) In its Schedule 13G, FMR Corp. states that it has sole voting power as to 878,674 shares and sole dispositive power with respect to 24,757,294 shares and that Fidelity International Limited has sole voting and dispositive power as to 15,600 shares. Mr. Johnson and Ms. Johnson state that they have voting power with respect to no shares and dispositive power with respect to 24,772,894 shares.

(2) In its Schedule 13G, Wellington Management Company, LLP ("WMC"), in its capacity as investment adviser, states that it may be deemed to have beneficial ownership of these shares, which are owned by numerous investment advisory clients, only one of which, Vanguard/Windsor Fund, is known to have more than 5% of the class. WMC reports that it had sole voting power as to no shares, shared voting power as to 108,400 shares and shared dispositive power as to 10,622,700 shares.

(3) Vanguard/Windsor Fund, Inc. reports that it has sole voting power and shared dispositive power with respect to the reported shares. These shares are also included in the shares beneficially owned by Wellington Management Company, an investment adviser for Vanguard/Windsor Fund, as explained in note 2.

     The following table sets forth the number of shares of Common Stock beneficially owned as of January 30, 1998 by each Director (including all nominees for Director), the executive officers of the Company named in the Summary Compensation Table below, and by all Directors and executive officers as a group. No individual Director (including nominees for Director) or named executive officer beneficially owns 1% or more of the Company's outstanding Common Stock, nor do the Directors and executive officers as a group.

                                                              NUMBER OF SHARES
                                                 ------------------------------------------
                                                 BENEFICIALLY      DEFERRAL
                     NAME                         OWNED (1)        PLANS (2)        TOTAL
-----------------------------------------------  ------------      ---------      ---------
DIRECTORS
J. V. Byrne....................................       9,903           1,015          10,918
S. P. Gilbert..................................      16,053           1,015          17,068
L. I. Grant....................................       6,762           2,570           9,332
J. T. LaMacchia................................       5,000           1,013           6,013
J. F. McDonald.................................      11,653           1,015          12,668
K. W. Orce.....................................      25,877             656          26,533
D. M. Roberts..................................      14,500           4,629          19,129
J. F. Schwarz..................................      11,588             748          12,336
W. Scott, Jr...................................      10,296(3)        3,142          13,438
B. S. Shackouls................................     154,000         101,574         255,574
H. L. Steward..................................     473,689               0         473,689
W. E. Wall.....................................       9,185           1,015          10,200
NAMED EXECUTIVE OFFICERS
J. E. Hagale...................................     120,985          23,822         144,807
C. R. Owen.....................................     102,234          31,659         133,893
G. J. Schissler................................      40,000          28,609          68,609
ALL DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP (18 PERSONS)......................   1,289,196         220,827       1,510,023

NOTES

     (1) For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has sole or shared voting and investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of January 30, 1998; as a result, the number of shares shown in this column include for Dr. Byrne, Mr. Gilbert, Ms. Grant, Mr. LaMacchia, Mr. McDonald, Mr. Orce, Mr. Roberts, Mr. Schwarz, Mr. Scott, Mr. Shackouls, Mr. Steward, Mr. Wall, Mr. Hagale, Mr. Owen and Mr. Schissler 8,553, 8,553, 4,000, 4,000, 8,553,
         18,252, 7,000, 10,626, 8,553, 144,000, 334,797, 6,185, 116,485, 89,562,
         37,500 shares, respectively, and 1,012,439 shares for all Directors and executive officers as a group, which such person (or group) has the right to acquire within 60 days of January 30, 1998. For Messrs. Shackouls, Steward, Hagale, Owen and Schissler, includes 10,000, 6,000, 3,500, 2,500 and 2,500 shares of Common Stock, respectively, subject to restrictions.

     (2) These shares represent the economic equivalent of shares of Common Stock, and were received as a result of grants under the Phantom Stock Plan for Non-Employee Directors and elections to have certain deferred compensation valued as if it were invested in Common Stock and subject to fluctuations in the market price of Common Stock and/or to convert restricted shares of Common Stock into phantom stock pursuant to the Company's 1994 Restricted Stock Exchange Plan.

     (3) Excludes 1,213,100 shares of Common Stock owned by a subsidiary of Peter Kiewit Sons', Inc., of which Mr. Scott is Chairman and President. Mr. Scott disclaims beneficial ownership of these shares.

                             ELECTION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has fixed the number of Directors constituting the Board of Directors at 12 as of the date of the Annual Meeting. It is proposed to elect 12 Directors, each to hold office for a term of one year and until his or her successor shall have been elected and qualified. Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominees named in this Proxy Statement, subject to the condition that if any of the named nominees should be unable to serve, discretionary authority is reserved to vote for a substitute. No circumstances are presently known which would render any nominee named herein unable or unwilling to serve. Holders of the Common Stock may not cumulate their votes in the election of Directors.

     Each of the following nominees is a Director of the Company at the present time:

     JOHN V. BYRNE--Retired. Age--69. Chairman--Audit Committee. Dr. Byrne has been retired since January 1996. From November 1984 to December 1995, Dr. Byrne was President of Oregon State University. Dr. Byrne has been a Director of the Company since 1988.

     S. PARKER GILBERT--Retired. Age--64. Member--Compensation and Nominating Committee. Mr. Gilbert has been retired since January 1991. Mr. Gilbert has been a Director of the Company since 1990. Mr. Gilbert is also a director of ITT Industries, Inc and Taubman Centers, Inc.

     LAIRD I. GRANT--President, Chief Executive Officer, Chief Investment Officer, and Director, Rockefeller & Co., Inc., New York, New York--Asset management. Age--52. Member--Audit Committee. Since January 1995, Ms. Grant's principal occupation has been as shown above. From June 1991 to December 1994, Ms. Grant was Executive Vice President of United States Trust Company of New York. Ms. Grant has been a Director of the Company since 1996.

     JOHN T. LAMACCHIA--President and Chief Executive Officer, Cincinnati Bell Inc., Cincinnati, Ohio--Telecommunications. Age--56. Member--Compensation and Nominating Committee and Executive Committee. Since October 1993, Mr. LaMacchia's principal occupation has been as shown above. From 1988 to October 1993, Mr. LaMacchia was President and Chief Operating Officer of Cincinnati Bell Inc. Mr. LaMacchia has been a Director of the Company since 1996. Mr. LaMacchia is also a director of Cincinnati Bell Inc. and the Kroger Company.

     JAMES F. MCDONALD--President and Chief Executive Officer, Scientific-Atlanta, Inc., Norcross, Georgia--Telecommunications. Age--57. Member--Audit Committee and Executive Committee. Since July 1993, Mr. McDonald's principal occupation has been as shown above. From July 1991 until July 1993, Mr. McDonald was a partner with J.H. Whitney & Co. Mr. McDonald has been a Director of the Company since 1988. Mr. McDonald is also a director of American Business Products, Inc. and Scientific-Atlanta, Inc.

     KENNETH W. ORCE--Senior Partner, Cahill Gordon & Reindel, New York, New York--Law. Age--54. Member--Audit Committee. For more than five years, Mr. Orce's principal occupation has been as shown above. Mr. Orce has been a Director of the Company since October 1997. Cahill Gordon & Reindel provides legal services to the Company and its subsidiaries.

     DONALD M. ROBERTS--Retired. Age--62. Member--Audit Committee. Mr. Roberts has been retired since September 1995. From February 1990 until September 1995, Mr. Roberts was Vice Chairman and Treasurer, United States Trust Company of New York and its parent, U.S. Trust Corporation. Mr. Roberts has been a Director of the Company since 1993. Mr. Roberts is also a director of York International Corporation.

     JOHN F. SCHWARZ--Chairman, President and Chief Executive Officer, Entech Enterprises, Inc., Houston, Texas--Energy Investments. Age--61. Member--Compensation and Nominating Committee. For more than five years, Mr. Schwarz' principal occupation has been as shown above. From 1989 to 1994, Mr. Schwarz was President, Chief Executive Officer and Director of Energy Development Corporation. Mr. Schwarz has been a Director of the Company since October 1997.

     WALTER SCOTT, JR.--Chairman and President, Peter Kiewit Sons', Inc., Omaha, Nebraska -- Construction, Mining, Telecommunications and Energy. Age--66. Chairman--Compensation and Nominating Committee. Member -- Executive Committee. For more than five years, Mr. Scott's principal occupation has been as shown above. Mr. Scott has been a Director of the Company since 1988. Mr. Scott is also a director of Berkshire Hathaway Inc., CalEnergy Company, Inc., Commonwealth Telephone Enterprises, Inc., ConAgra, Inc., RCN Corporation, U.S. Bancorp and Valmont Industries, Inc.

     BOBBY S. SHACKOULS--Chairman of the Board, President and Chief Executive Officer, Burlington Resources Inc., Houston, Texas. Age--47. Member -- Executive Committee. Since July 1997, Mr. Shackouls' principal occupation has been as shown above. From December 1995 to July 1997, Mr. Shackouls was President and Chief Executive Officer of the Company. Since October 1994, Mr. Shackouls has been President and Chief Executive Officer of Burlington Resources Oil & Gas Company (formerly known as Meridian Oil Inc.), a wholly owned subsidiary of the Company. From June 1993 to October 1994, Mr. Shackouls was Executive Vice President and Chief Operating Officer of Meridian Oil Inc. From July 1991 to May 1993, Mr. Shackouls was President and Chief Operating Officer of Torch Energy Advisors, Inc. Mr. Shackouls has been a Director of the Company since 1995.

     H. LEIGHTON STEWARD--Vice Chairman of the Board, Burlington Resources Inc., Houston, Texas. Age--63. Chairman--Executive Committee. Since October 1997, Mr. Steward's principal occupation has been as shown above. From 1989 to October 1997, Mr. Steward was Chairman of the Board and Chief Executive Officer of The Louisiana Land and Exploration Company ("LL&E"), which is now a wholly owned subsidiary of the Company, and was President of LL&E from 1985 to 1995 and from January to October 1997. Mr. Steward has been a Director of the Company since October 1997. Mr. Steward is also a director of First Commerce Corporation and the First National Bank of Commerce.

     WILLIAM E. WALL--Of Counsel, Siderius Lonergan, Seattle, Washington--Law. Age--69. Member--Compensation and Nominating Committee. For more than five years, Mr. Wall's principal occupation has been as shown above. Mr. Wall has been a Director of the Company since 1992.

DIRECTORS' COMPENSATION

     Directors who are not officers or employees of the Company receive an annual retainer of $55,000. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as Directors. Directors who are not officers or employees of the Company may defer all or part of their compensation.

     The Company's 1992 Stock Option Plan for Non-Employee Directors provides for the annual grant of a nonqualified option for 1,000 shares of Common Stock immediately following the Annual Meeting of Stockholders to Directors who are not salaried officers of the Company. In addition, an option for 3,000 shares is granted upon a Director's initial election or appointment to the Board of Directors. The exercise price per share with respect to each option is 100% of the fair market value (as defined in the plan) of the Common Stock on the date the option is granted. During 1997, an initial option for 3,000 shares of Common Stock was granted to Messrs. Orce and Schwarz and an annual option for 1,000 shares of Common Stock was granted to Dr. Byrne, to Ms. Grant and to Messrs. Gilbert, LaMacchia, McDonald, Roberts, Scott and Wall pursuant to this plan.

     The Company's Phantom Stock Plan for Non-Employee Directors provides that immediately following each Annual Meeting of Stockholders, a memorandum account established for each of the Directors who is not a salaried officer of the Company will be credited with 500 shares of phantom stock. Dividends paid on Common Stock are deemed to be reinvested in additional phantom stock pursuant to the plan. Amounts credited to the memorandum accounts pursuant to this plan are unfunded obligations of the Company. Upon termination of service as a Director, phantom shares credited in the memorandum account will be valued at the fair market value of the Company's Common Stock at that time and paid in cash.

     The Company has established a Charitable Award Program for Directors who have served on the Board of Directors for at least two years. Upon the death of a Director, the Company will donate $1 million to one or more educational institutions or private foundations nominated by the Director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Such officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except Laird I. Grant, who failed to timely report the acquisition by a trust of which she is a beneficiary of 762 shares of the Company's Common Stock as a result of the Company's acquisition of LL&E in October 1997.

                        REPORT ON EXECUTIVE COMPENSATION
                  BY THE COMPENSATION AND NOMINATING COMMITTEE

     The Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation program.

                     COMPENSATION PHILOSOPHY AND OBJECTIVES

     The philosophy underlying the development and administration of the Company's annual and long-term compensation plans is the alignment of the interests of the Company's executives with those of the shareholders. Key elements of this philosophy are:

     - Establishing compensation plans which strengthen the Company's ability to attract and retain executives and key employees and to deliver pay commensurate with the Company's performance, as measured by strategic, operating and financial objectives.

     - Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners rather than just as employees.

     - Rewarding executives for superior performance and when shareholders receive an above-average return on their investment over the long term.

     One of the Committee's objectives is to position executive base salaries to be competitive with other companies in the energy sector. For 1997, executive base salaries were positioned at the median when compared to a group of approximately 40 oil and gas companies. This comparator group included all of the companies currently in the Dow Jones Secondary Oil Index, together with certain other independent and integrated oil and gas companies. For 1998, executive base salaries will be positioned within the third quartile when compared to a group of 16 oil and gas companies. This new comparator group includes many of the companies currently in the Dow Jones Secondary Oil Index, which is used in the Comparison of Cumulative Total Shareholder Return, together with certain other independent and integrated oil and gas companies. The performance of the companies in the comparator group is not considered in establishing executive base salaries.

     The Incentive Compensation Plan, or annual bonus plan, is the program by which executives can earn additional compensation based on individual and Company performance relative to certain annual objectives. At maximum award levels, total annual cash compensation for the Company's executives is in the top quartile of the comparator group's total annual cash compensation. The plan allows for maximum awards of up to 100 percent of base salary. In determining the size of the annual bonus, no single performance factor or formula is used. The Committee believes that the rigid application of quantitative performance measures would eliminate the consideration of important qualitative factors critical to long-term strategic performance. In evaluating the Company's performance, the Committee considers a combination of strategic, operating and financial objectives, including oil and gas production levels, reserve additions and reserve finding costs, earnings per share, operating income and operating cash flow. Beginning in 1998, the Committee will consider growth in appraised net worth in addition to the strategic, operating and financial objectives described above. These measures, which are not specifically weighted, are considered to be critical to the Company's fundamental goal of building shareholder value.

     The Company's long-term incentive compensation program consists of the Stock Incentive Plan (the "Stock Incentive Plan") and the Performance Share Unit Plan (the "PSU Plan"). The Committee's objective is to structure the executives' long-term incentive compensation opportunity at approximately the seventy-fifth percentile of long-term incentive compensation provided by the comparator group of oil and gas companies and to emphasize stock options as the cornerstone of the Company's long-term incentive compensation program. Long-term incentive benefits are dependent on the Company's achievement of its strategic, operating and financial goals, the Company's total shareholder return as compared to the Dow Jones Secondary Oil Index, and continued increases in the price of the Company's Common Stock.

     Under the Stock Incentive Plan, stock options are granted to executives, managers and key employees. The options vest no earlier than one year after the grant date, have a term of ten years and have an exercise price equal to the fair market value of the Common Stock on the day of grant. Stock purchase rights granted under the Stock Incentive Plan are made available to the same group of employees. They give the employee a one-time opportunity to purchase, with all or a portion of his or her after-tax annual bonus or PSU Plan pay-out, the Company's Common Stock at a discount of up to 25 percent of fair market value. Stock purchased under the Plan cannot be sold for at least three years or until termination of employment.

     Vesting of units under the 1997 PSU Plan occurs over a four year performance period ending in December 2000 and is dependent on the Company's achievement of its strategic, operating and financial objectives and the Company's total shareholder return as compared to the Dow Jones Secondary Oil Index.

     In October 1997, the Company completed the acquisition of The Louisiana Land and Exploration Company ("LL&E"). Outstanding grants and awards under LL&E's long term incentive compensation plans were converted to become exercisable for shares of the Company's Common Stock. No new grants will be made under these LL&E plans.

     The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the executive officers which may be tax deductible by the Company. The Company's policy is, primarily, to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company.

                      COMPANY PERFORMANCE AND COMPENSATION

  Annual Incentive Award

     The Company's strategic, operating and financial results in 1997 were excellent. In October 1997, the Company completed the acquisition of LL&E. This acquisition has created a new model oil and gas company -- the "super-independent" -- combining the critical mass, diversity of global opportunities and financial strength of a major oil company with the exploration and exploitation skill, entrepreneurial spirit, flexibility and responsiveness of an independent oil and gas company. The Company believes that the acquisition combined two oil and gas companies with highly complementary management and operating expertise, personnel, asset portfolios and financial attributes, which should provide the combined company with substantial opportunities for growth.

     In addition, the Company completed the accelerated divestiture program announced in July 1996. By June 30, 1997, the Company sold its working interest in approximately 27,000 wells, thus reducing its pre-1994 working interest well count over 50 percent. This accelerated divestiture program allowed the Company to reorganize and reduce the number of its operating divisions. The accelerated divestiture program and reorganization resulted in more than a 20 percent reduction in the Company's 1995 level of production expenses per thousand cubic feet equivalent. It also resulted in a reduction of over 10 percent in the Company's 1995 level of corporate administrative expenses per thousand cubic feet equivalent.

     The Company's 1997 operating results exceeded the objectives for the year. Notwithstanding the divestiture program, natural gas production, at 1,669 million cubic feet per day, increased by 4 percent over last year. Oil production, which was significantly affected by the divestiture program, decreased by 4 percent to 87 thousand barrels per day. Through internal development, the Company replaced 148 percent of production for the year at very attractive finding costs. After adjustment for the sale of non-strategic properties, reserves grew 10 percent to 7.9 trillion cubic feet of gas equivalent as of December 31, 1997.

     Similarly, the Company's financial results were above the objectives for the year. Operating cash flow increased from $995 million in 1996 to $1,122 million in 1997. Although operating income decreased from $610 million in 1996 to $583 million in 1997, earnings per share increased from $2.00 in 1996 to $2.02 in 1997 (excluding special items in each year). Well operating and general and administrative expenses were reduced on a unit of production basis.

     Considering the strategic, operating and financial results of the Company, which were not specifically weighted, the Committee awarded Mr. Shackouls an annual incentive award of $697,748, which represents the maximum award available under the Incentive Compensation Plan. Similarly, the Committee awarded the other executive officers the maximum awards available under that plan.

     Consistent with its objective of targeting base salaries within the third quartile when compared with other companies in the energy sector, the Committee reviewed base salaries for the Company's executive officers in December 1997. As a result of this review, Mr. Shackouls' salary was increased to $825,000, which is below the third quartile base salary for comparable positions within the comparator group of oil and gas companies. The Committee also adjusted the base salaries for the other executive officers at approximately the third quartile for comparable executives within the comparator group.

  Long-Term Incentive Plan Vesting

     The Company's performance, for purposes of the PSU Plan, is evaluated over a four year interval, beginning January 1, 1997 and ending December 31, 2000. The Committee determined that the Company exceeded its strategic, operating and financial objectives during the performance period of January 1, 1997 to December 31, 1997, the first year of the four year performance cycle. The Committee also determined that the Company's Total Shareholder Return for the same period was below the return for the Dow Jones Secondary Oil Index. Based upon such determinations, the Committee approved the vesting of 50 percent of the units eligible for vesting for 1997, or 9,375 units for Mr. Shackouls and 11,563 for the other executive officers.

  Long-Term Incentive Awards

     In December 1996, the Committee established a four year long-term incentive compensation program consisting of stock options, which vest in four equal annual installments, and the PSU Plan, which has a four year performance cycle ending in December 2000. As a result of the acquisition of LL&E, several former LL&E executive officers joined the Company during 1997. In accordance with his employment agreement, Mr. Steward was granted 25,000 stock options to vest in one year. In order to include certain other former officers of LL&E in the Company's existing long-term incentive compensation program on a pro-rated basis, such executive officers were granted an aggregate of 100,000 stock options, which vest in three equal annual installments. In addition, these executive officers (including Mr. Steward) were granted the opportunity to earn up to an aggregate of 48,000 units under the PSU Plan for the performance cycle ending in December 2000.

     As an incentive for future performance and consistent with the objective of targeting long-term incentive compensation at the seventy-fifth percentile when compared to the comparator group of oil and gas companies, the Committee granted Mr. Shackouls 50,000 stock options and the other executive officers an aggregate of 75,000 stock options. These awards provide incentive for the Company's executive officers to continue to build shareholder value over the long term. In making these grants, the Committee considered the outstanding long-term incentive awards from December 1996.

     The Committee also granted restricted stock to retain certain executives and in recognition of their efforts with respect to the integration of the Company and LL&E following the acquisition. The Committee granted Mr. Shackouls 10,000 shares and the other executive officers an aggregate of 24,000 shares of restricted stock. The grant of restricted stock vests in three years.

                                STOCK OWNERSHIP

     The Committee established stock ownership guidelines in 1993 to more closely align executive management's personal financial interests with the interests of all shareholders. The guidelines require executives, depending upon their position, to hold the equivalent of one to four times their base pay in the Company's stock. These targets are to be achieved by the end of 1998 or, for new incumbents, within five years of their appointment to the position. As of January 30, 1998, the record date for the Annual Meeting, each of the Company's executive officers had attained the stock ownership targets required by the guidelines.

                                    COMPENSATION AND NOMINATING COMMITTEE

                                    Walter Scott, Jr., Chairman
                                    S. Parker Gilbert
                                    John T. LaMacchia
                                    John F. Schwarz
                                    William E. Wall

             Comparison of 5-Year Cumulative Total Shareholder Return(1)

                                                                              DOW JONES
        Measurement Period             BURLINGTON                             SECONDARY
      (Fiscal Year Covered)             RESOURCES           S&P 500           OIL INDEX
1992                                              100                100                100
1993                                              107                110                111
1994                                               90                112                107
1995                                              102                153                124
1996                                              133                188                153
1997                                              120                251                163

                             YEAR ENDED DECEMBER 31

               Comparison of Cumulative Total Shareholder Return
                 Since the Company's Initial Public Offering(1)

                                                                              DOW JONES
        Measurement Period             BURLINGTON                             SECONDARY
      (Fiscal Year Covered)           RESOURCES (2)         S&P 500           OIL INDEX
7/8/88                                            100                100                100
1988                                              129                105                101
1989                                              194                138                137
1990                                              155                133                114
1991                                              146                174                112
1992                                              197                187                113
1993                                              211                206                125
1994                                              177                209                121
1995                                              201                287                140
1996                                              262                353                173
1997                                              236                470                184

                             YEAR ENDED DECEMBER 31
------------------

NOTES

(1) Assumes that the value of the investment in the Company's Common Stock and in each index was $100 on December 31, 1992 and July 8, 1988, respectively, and that all dividends were reinvested.

(2) The Company's Common Stock return assumes that the .24 share of El Paso Natural Gas Company ("EPNG") common stock distributed to the Company's stockholders on June 30, 1992 was sold and the proceeds were reinvested in the Company's Common Stock.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following information is furnished for the years ended December 31, 1997, 1996 and 1995 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company and its subsidiaries during 1997 whose salary and bonus exceeded $100,000 ("named executive officers"). Annual compensation includes amounts deferred at the officer's election.

                                                                                      LONG-TERM COMPENSATION
                                                                            -------------------------------------------
                                                                                       AWARDS
                                              ANNUAL COMPENSATION           ----------------------------
                                       ----------------------------------                     SECURITIES     PAYOUTS
                                                             OTHER ANNUAL     RESTRICTED      UNDERLYING   ------------
 NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(1)   COMPENSATION   STOCK AWARDS(2)    OPTIONS     LTIP PAYOUTS
------------------------------  ----   --------   --------   ------------   ---------------   ----------   ------------
Bobby S. Shackouls              1997   $697,748   $697,748     $142,312(4)     $438,130          50,000             --
  Chairman of the Board,        1996   $600,000   $600,000     $ 19,178              --         300,000     $ 4,172,283
  President and Chief           1995   $530,398   $262,500     $ 76,474              --          34,500             --
  Executive Officer
H. Leighton Steward(5)          1997   $ 86,538   $600,000     $  9,888        $262,878          40,000             --
  Vice Chairman of the Board
C. Ray Owen                     1997   $315,000   $315,000     $ 46,528        $109,533          10,000             --
  Executive Vice President and  1996   $285,000   $290,399           --              --          95,000     $ 1,504,748
  Chief Operating Officer       1995   $285,000   $152,664     $ 10,762              --           9,000             --
John E. Hagale                  1997   $310,020   $310,020     $  2,958        $153,346          10,000             --
  Executive Vice President and  1996   $270,000   $270,000     $  2,754              --          95,000     $ 1,504,748
  Chief Financial Officer       1995   $270,000   $135,000     $  8,719              --           9,000             --
Gerald J. Schissler             1997   $280,020   $280,020     $  6,655        $109,533          10,000             --
  Executive Vice President,     1996   $245,004   $270,004     $    859              --          90,000     $ 1,504,748
  Law and Administration        1995   $245,004   $122,500     $    419              --           9,000             --



                                   ALL OTHER
 NAME AND PRINCIPAL POSITION    COMPENSATION(3)
------------------------------  ---------------
Bobby S. Shackouls                $   87,284
  Chairman of the Board,          $1,460,714
  President and Chief             $  119,616
  Executive Officer
H. Leighton Steward(5)            $  367,964
  Vice Chairman of the Board
C. Ray Owen                       $  127,698
  Executive Vice President and    $  431,069
  Chief Operating Officer         $   30,060
John E. Hagale                    $   46,162
  Executive Vice President and    $  297,554
  Chief Financial Officer         $   26,916
Gerald J. Schissler               $   33,001
  Executive Vice President,       $  418,919
  Law and Administration          $   24,378

---------------

NOTES

(1) Bonus payments are reported for the year in which the related services were performed.

(2) The value of restricted stock reported in this column is based on the closing price of the Common Stock on the New York Stock Exchange, Inc. on the date of grant. On December 31, 1997, Messrs. Shackouls, Steward, Owen, Hagale and Schissler held 10,000, 6,000, 2,500, 3,500 and 2,500 shares, respectively, of restricted Common Stock, having a market value, based on the closing price of the Common Stock on such date, of $448,130, $268,878, $112,033, $156,846, and $112,033, respectively. Dividends are paid on restricted Common Stock at the same rate as paid to all stockholders.

(3) Includes matching contributions made by the Company during 1997 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Owen, Hagale and Schissler of $77,757, $48,000, $46,162, and $33,001, respectively. Includes for Mr. Steward contributions and allocations made by the Company for 1997 in the LL&E Savings Plan and Compensatory Benefits and Supplemental Excess Plan in the amount of $61,054 and interest accrued during 1997 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement in the amount of $306,910. Includes matching contributions made by the Company during 1996 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Owen, Hagale and Schissler of $51,678, $34,200, $28,125 and $22,050, respectively. Includes matching contributions made by the Company during 1995 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Owen, Hagale and Schissler of $49,770, $30,060, $26,916 and $24,378, respectively. Includes in 1996 for Messrs. Shackouls, Owen, Hagale and Schissler $1,409,036, $396,869, $269,429 and $396,869, respectively, with respect to the discount credited to PSU deferrals into the phantom stock fund. During 1995, Mr. Shackouls received additional compensation of $69,846 in connection with the relocation of his home. During 1997, Mr. Owen received additional compensation of $79,698 in connection with the relocation of his home. During 1997, Mr. Shackouls received additional compensation of $9,527 in connection with the relocation of his home.

(4) For Mr. Shackouls, includes $59,710 attributed for personal use of Company airplanes in 1997, and for tax gross-up payments, primarily in connection with his use of Company airplanes.

(5) Mr. Steward commenced employment with the Company in October 1997. Mr. Steward's bonus includes amounts payable pursuant to the LL&E annual incentive program.

                            OPTIONS GRANTED IN 1997

     The following information is furnished for the year ended December 31, 1997 with respect to the named executive officers for stock options which were granted in December 1997 under the Stock Incentive Plan.

                                      NUMBER OF
                                     SECURITIES       % OF TOTAL
                                     UNDERLYING        OPTIONS
                                       OPTIONS         GRANTED         EXERCISE                     GRANT DATE
                                     GRANTED IN      TO EMPLOYEES        PRICE        EXPIRATION     PRESENT
               NAME                    1997(1)         IN 1997         PER SHARE       DATE(1)       VALUE(2)
               ----                 -------------    ------------   ---------------   ----------    ----------
B. S. Shackouls...................        50,000(3)      2.95%      $       43.5625   12/10/2007     $622,500
H. L. Steward.....................        37,800(3)      2.23%      $       43.5625   12/10/2007     $470,610
                                           2,200(4)       .13%      $       43.5625    12/9/2007     $ 27,390
C. R. Owen........................        10,000(3)       .59%      $       43.5625   12/10/2007     $124,500
J. E. Hagale......................        10,000(3)       .59%      $       43.5625   12/10/2007     $124,500
G. J. Schissler...................        10,000(3)       .59%      $       43.5625   12/10/2007     $124,500

---------------

NOTES

(1) Under the terms of the Stock Incentive Plan, options are granted at fair market value and generally may not be exercised until the employee has completed one year of continuous employment with the Company or its subsidiaries from the grant date. Options have a term of ten years and generally terminate one year following an optionee's death or three years after termination of employment, disability, retirement, termination in certain events following a "Change in Control" of the Company, as defined in the Stock Incentive Plan (a "Change in Control"), or other termination except that the Compensation and Nominating Committee may terminate options earlier following such other termination of employment of the named executive officers.

(2) The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model used the grant date of December 10, 1997, and option price of $43.5625. In addition, it assumed a stock price volatility of 23.23%, a risk-free rate of return of 5.88% and a dividend of $.55 per year. The value has been reduced by approximately 29% to reflect the probability of forfeiture due to termination of employment prior to vesting or of a shortened option term due to termination of employment prior to the expiration date.

(3) Nonqualified stock options which become exercisable on December 10, 1998.

(4) Incentive stock options which become exercisable on December 10, 1998.

            AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END VALUES

     The following information is furnished for the year ended December 31, 1997 with respect to the named executive officers for stock option exercises which occurred during 1997. The number of, and exercise price for, all outstanding options granted prior to June 30, 1992 shown on the following table have been adjusted to reflect the distribution of EPNG common stock to the Company's stockholders on June 30, 1992.

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                          NUMBER OF                      UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                         SECURITIES                      AT DECEMBER 31, 1997         AT DECEMBER 31, 1997(2)
                         ACQUIRED ON      VALUE      ----------------------------   ----------------------------
         NAME             EXERCISE     REALIZED(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----            -----------   -----------   -----------    -------------   -----------    -------------
B. S. Shackouls........        --             --       144,000         275,000       $  424,031      $ 62,500
H. L. Steward..........        --             --       304,678         102,906       $6,759,126      $845,080
C. R. Owen.............        --             --        89,562          81,250       $  656,629      $ 12,500
J. E. Hagale...........        --             --       116,485          81,250       $1,098,591      $ 12,500
G. J. Schissler........        --             --        37,500          77,500       $   48,750      $ 12,500

---------------

NOTES

(1) This amount is the aggregate of the market value of the Common Stock at the time each stock option was exercised minus the exercise price for that option.

(2) This amount is the aggregate of the number of in-the-money options multiplied by the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1997 and the exercise price for that option.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1997

     The following information is furnished for the year ended December 31, 1997 with respect to the named executive officers for grants under the PSU Plan which occurred during 1997.

                                              NUMBER OF UNITS    PERFORMANCE PERIOD        MAXIMUM
                    NAME                      GRANTED IN 1997       UNTIL PAYOUT       FUTURE PAYOUT(1)
                    ----                      ---------------    ------------------    ----------------
B. S. Shackouls.............................      --                   --                  --
H. L. Steward...............................      25,000             12/31/2000             25,000
C. R. Owen..................................      --                   --                  --
J. E. Hagale................................      --                   --                  --
G. J. Schissler.............................      --                   --                  --

---------------

NOTE

(1) Maximum future payout is stated as the number of vested PSUs at the end of the performance period. At the end of the performance period, participants receive a cash payment equal to the number of vested PSUs multiplied by the average closing price of the Common Stock for the 20 business days immediately preceding the end of the performance period. Under the terms of the PSU Plan, a portion of the granted PSUs may vest with respect to each year during the performance period and any remaining unvested PSUs may vest at the end of the performance period on December 31, 2000. In determining whether to vest PSUs, the Committee evaluates the Company's total shareholder return versus the Dow Jones Secondary Oil Index and the Company's performance based on a combination of strategic, operating and financial measures, including oil and gas production levels, reserve additions and reserve finding costs, earnings per share, operating income and operating cash flow. PSUs vest to the extent that the Compensation and Nominating Committee determines that the Company has achieved its budget targets for these performance measures since the beginning of the performance period on January 1, 1998. Under the terms of the PSU Plan, the Compensation and Nominating Committee does not establish thresholds or targets with respect to the vesting of PSUs at the time of the initial grant. In the event of a Change in Control of the Company, 25 percent of the total PSUs originally granted fully vests, together with a proportionate share of PSUs granted after the original grant date. If a participant is terminated other than for cause, death or disability, or voluntarily terminates employment for good reason within two years after a Change in Control but subsequent to the year in which the Change in Control occurs, an additional 25 percent of the PSUs originally granted will vest, together with a proportionate share of PSUs granted after the original grant date. After a Change in Control, the value of PSUs is calculated based on the greater of (i) the highest price at which the Common Stock traded during the 60-day period ending on the date of the Change in Control or (ii) the highest price per share paid in connection with such Change in Control. The term "Change in Control" means in general
     (i) an accumulation by any person or group of 20% or more of the Company's voting securities, (ii) a purchase pursuant to a tender or exchange offer for voting securities of the Company, other than a tender or exchange offer made by the Company, (iii) a merger, consolidation, liquidation or dissolution of the Company or sale of all or substantially all of the assets of the Company which is approved by stockholders, or (iv) an unapproved change in the constitution of the majority of the Board of Directors within a two-year period.

                                  PENSION PLAN

     Benefit accruals under the qualified pension plan of the Company and its subsidiaries (the "Pension Plan") and the nonqualified Supplemental Benefits Plan (the "Supplemental Benefits Plan") are based on the gross amount of earnings, including incentive bonuses, but excluding all commissions and other extra or added compensation or benefits of any kind or nature. Estimated annual benefit levels under the Plans, based on earnings and years of credited service at age 65, are as follows:

                               PENSION PLAN TABLE

          AVERAGE                      YEARS OF SERVICE AT AGE 65
          PENSION             --------------------------------------------
        EARNINGS(1)              15          20          25          30
----------------------------  --------    --------    --------    --------
$  400,000..................  $ 94,365    $125,820    $157,275    $188,730
$  600,000..................  $142,365    $189,820    $237,275    $284,730
$  800,000..................  $190,365    $253,820    $317,275    $380,730
$1,000,000..................  $238,365    $317,820    $397,275    $476,730
$1,200,000..................  $286,365    $381,820    $477,275    $572,730
$1,400,000..................  $334,365    $445,820    $557,275    $668,730
$1,600,000..................  $382,365    $509,820    $637,275    $764,730
$1,800,000..................  $430,365    $573,820    $717,275    $860,730
$2,000,000..................  $478,365    $637,820    $797,275    $956,730

---------------

NOTE

(1) Average pension earnings for a given year include salary and bonus payments for the year in which the related services were performed (as reported in the Summary Compensation Table). Under the Pension Plan, the maximum benefit payable in 1997 is $125,000 and the maximum amount of compensation that may be considered is $160,000. Pension Plan benefits are not reduced by Social Security benefits.

     The Pension Plan formula for retirement at age 65 is 1.1% of the highest five-year average earnings, plus .5% of the highest five-year average earnings in excess of one-third of the FICA taxable wage base in effect during the year of termination, times the number of years of credited service up to a maximum of 30 years. An early retirement supplement equal to 1% of the highest five-year average earnings up to one-third of the FICA taxable wage base in effect in the year of termination, times the number of years of credited service up to a maximum of 30 years, is payable until age 62. Both the basic benefit and the supplement are reduced by 2% for each year the employee's actual retirement date precedes the date the employee would have attained age 65, or the date the employee could have retired after attaining age 60 with 30 years of credited service, if earlier. Years of credited service under the Pension Plan at age 65 for Messrs. Shackouls, Owen, Hagale and Schissler would be 22, 25, 30 and 19, respectively. Mr. Steward is entitled to comparable benefits under the

LL&E Pension Plan and the nonqualified Compensatory Benefits and Supplemental Excess Plan. Years of credited service under the LL&E Pension Plan at age 65 for Mr. Steward would be 17. Mr. Steward is entitled to supplemental pension payments as if he had been in the employ of the Company since the date he joined a former employer (1962). These benefits will be reduced by the amount of any similar benefits paid to Mr. Steward by his former employer.

                   EMPLOYMENT AGREEMENTS AND SEVERANCE PLANS

     The Company has an agreement with Mr. Shackouls which provides for his employment as Chairman of the Board, President and Chief Executive Officer of the Company through July 9, 2002 at a minimum annual salary of $750,000. The Company also has an employment agreement with Mr. Steward which provides for his employment as Vice Chairman of the Board of the Company through December 1, 1999 at a minimum annual salary of $450,000. These agreements provide that upon termination of employment within two years after a Change in Control of the Company, Messrs. Shackouls and Steward will be entitled to the greater of the benefits under the employment agreement or the Key Executive Severance Protection Plan (the "Severance Protection Plan"). Pursuant to this agreement, Mr. Shackouls is entitled to additional years of credited service under the Supplemental Benefits Plan if he remains employed by the Company until age 55 or is terminated by the Company after age 50.

     The Severance Protection Plan provides severance benefits following a Change in Control for officers of the Company and its subsidiaries in an amount equal to three times annual salary, including maximum bonus amounts. The Severance Protection Plan also provides for the continuation of life and health insurance for a period of up to 18 months subsequent to a participant's termination of employment following a Change in Control as well as a supplemental pension payable under the Supplemental Benefits Plan calculated by adding three years of additional credited pension service and certain other benefits. Benefits are payable under the Severance Protection Plan for any termination of employment within two years of the date of a Change in Control, except where termination is by reason of death, disability, for cause, or instituted by the employee for other than good reason. The Severance Protection Plan also provides that the Company will pay legal fees and expenses incurred by a participant to enforce rights or benefits under this plan.

     In addition, the three executive officers who joined the Company from LL&E, including Mr. Steward, will continue to be eligible to receive severance benefits under their termination agreements with LL&E. In general, the LL&E termination agreements provide benefits comparable to those available under the Company's Severance Protection Plan. Benefits are payable under the LL&E termination agreements for any termination of employment within five years (in the case of Mr. Steward) or two years (for the other senior executives) of the date of a Change in Control, except where termination is for cause. The Company has agreed that its acquisition of LL&E constitutes a Change in Control for purposes of these agreements. Any benefits paid under the LL&E termination agreements will correspondingly reduce the benefits, if any, payable under the Company's Severance Protection Plan.

     The Internal Revenue Code of 1986, as amended (the "Code"), imposes an excise tax on payments to certain employees following a Change in Control if the payments meet certain requirements and exceed certain limits set forth in the Code. If payments under the Severance Protection Plan (the "Severance Payments") are subject to this excise tax, the Company will pay an additional amount to the participant (the "Gross-Up Payment") such that the participant retains, after payment of the excise tax on the Severance Payments and the Gross-Up Payment and any income tax on the Gross-Up Payment, an amount equal to the Severance Payments.

                                    AUDITORS

     The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent public accountants for the year ending December 31, 1998.

     Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the management will be borne by the Company. In addition, D. F. King & Co. has been retained to aid in the solicitation at an estimated fee of $10,000. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are beneficial owners of the shares which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse parties holding stock in their names or in the names of their nominees for their reasonable expenses in sending proxy material to their principals.

                                 OTHER MATTERS

     The management knows of no other matters which are likely to be brought before the meeting. However, if any other matters, not now known or determined, come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                                 ANNUAL REPORT

     A copy of the Company's 1997 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder of record. Stockholders not receiving a copy of such Annual Report may obtain one by writing or calling Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, telephone (713) 624-9500.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1999 ANNUAL MEETING

     Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 1999 Annual Meeting of Stockholders must be mailed to Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, and must be received by the Corporate Secretary on or before October 22, 1998.

                                      By Order of the Board of Directors

                                      WENDI S. ZERWAS
                                      Corporate Secretary

                                                            BURLINGTON RESOURCES
--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT                            NOTICE OF
YOUR MANAGEMENT WILL APPRECIATE THE               ANNUAL MEETING
PROMPT RETURN OF YOUR SIGNED PROXY SO             OF STOCKHOLDERS
THE SHARES YOU OWN WILL BE REPRESENTED            AND
AT THE ANNUAL MEETING OF STOCKHOLDERS.            PROXY STATEMENT
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                                             TO BE HELD IN THE AMBASSADOR ROOM,
                                             THE SHERATON HOTEL,
                                             1919 BRIAR OAKS LANE
                                             HOUSTON, TEXAS
                                             MARCH 26, 1998
                                             9:00 A.M.

BURLINGTON RESOURCES
------------------------------------

February 19, 1998

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Thursday, March 26, 1998, in the Ambassador Room of the Sheraton Hotel, 1919 Briar Oaks Lane, Houston, Texas. Detailed information about the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided.

Sincerely,

Bobby S. Shackouls
Chairman of the Board,
President and Chief Executive Officer

                            PLEASE DETACH PROXY CARD

PROXY                 SOLICITED BY THE BOARD OF DIRECTORS

            BURLINGTON RESOURCES INC. ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 26, 1998

    The undersigned hereby appoints Bobby S. Shackouls and Gerald J. Schissler, and each or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held in the Ambassador Room, The Sheraton Hotel, 1919 Briar Oaks Lane, Houston, Texas on March 26, 1998 and at any adjournment or postponement of such meeting for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. If no direction is given, this proxy will be voted FOR proposal 1.

        (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)   SEE REVERSE SIDE

        The Board of Directors recommends a vote FOR proposal 1.

1.  Election of Directors
    Nominees: J. V. Byrne, S. P. Gilbert, L. I. Grant, J. T. LaMacchia,
              J. F. McDonald, K. W. Orce, D. M. Roberts, W. Scott, Jr.,
              J. F. Schwarz, B. S. Shackouls, H. L. Steward, W. E. Wall

       [ ]  FOR            [ ]  WITHHELD         [ ]
                                                     ---------------------------
                                                     FOR all nominees except as
                                                     noted above

                              Mark here for address change and note at left  [ ]
                              Mark here for comments                         [ ]

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
Please sign exactly as your name         _________________________     Date _________________________
appears. If acting as attorney,                  Signature
executor, trustee or in other
representative capacity, sign name       _________________________     Date _________________________
and title.                                       Signature
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